Exhibit 99.2

FINAL TRANSCRIPT
Thomson StreetEvents SM
Conference Call Transcript BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call Event Date/Time: Aug. 29. 2007 / 8:00AM ET

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning, IR
 Steve Fishman
 Big Lots, Inc. - Chairman, CEO
 Joe Cooper
 Big Lots, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS
 David Mann
 Johnson Rice - Analyst
 Matt Boss
 JPMorgan - Analyst
 Mitch Kaiser
 Piper Jaffray - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2007 teleconference. During this session, all lines will be muted until the question-and-answer portion of the call. (OPERATOR INSTRUCTIONS)

At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks for joining us for our second quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO; Joe Cooper, Senior Vice President and Chief Financial Officer; and Chuck Haubiel, Senior Vice President and General Counsel. We appreciate you joining us this morning a little earlier than normal. Before we get started I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in our press releases and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

As you can see from our earnings release this morning, our results include both continuing and discontinued operations. The discontinued operations activity in the second quarter of fiscal 2007 reflects the 130 stores closed in January, 2006, and KB Toys related matters as described in our Form 10-K. Given the amount is immaterial and we do not view discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations. With that I'll now turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, T.J., and good morning, everybody. Across the organization during the second quarter, I'm proud of how we continued to execute the Big Lots WIN strategy, a strategy focused on operating profit growth, and for the quarter we drove significant operating profit growth with $33 million this year versus $7 million last year. We stayed focus on what was within our control and drove record second quarter performance for this company... $0.21 per share on a 5% comp, 5% increase in gross margin dollars per store on SG&A that was down 2% per store compared to a year ago. Overall, a very well-executed quarter.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

It all starts with merchandising. Of course, over the last two years, we've thrown a number of challenges at our merchant team. From "raise the ring", to delivering more floor-ready merchandise, to generating faster inventory turnover and decreasing our cash conversion cycle. Our merchants continue to execute and drive not only comps, but the overall efficiency and cash flow of the business.

From a merchandising perspective, you'll recall that when we detailed our long-range plan, we anticipated that certain key categories would outperform the store. Categories such as Seasonal, Furniture, and Electronics in particular. I continue to be encouraged by the strength of these categories, as well as our performance across most of the major areas of the store. Specifically, Seasonal which accounts for a little less than 15% of our business annually, led the Company for the second quarter with comps up in the mid-teens. Strategically, we planned to carry heavier inventory levels later through the season in certain classifications in both Summer and Lawn and Garden. I'm speaking particularly of outdoor living, patio, grills, pools, and outdoor fun merchandise. These are classifications that carry a higher ticket and quite frankly we sold through them too early last year, particularly in some of our warmer weather markets.

Next was Furniture, which is also about 15% of our business annually. Furniture continued its strong performance with comps up in the high-single digits on top of a high-single digit comp in Q2 last year. Upholstery and the Serta mattress program were the key drivers with RTA business starting to gain some traction and consistency. Even though the home furnishing sector continues to be challenged, our team is providing extreme value to the customer with a heightened focus on quality and delivering trend-right products. It's not just about low prices.

Within the Hardlines category, which is a little less than 15% of our business annually, Electronics posted another good quarter with comps up in the high-single digits.We also bought deeper into Electrical this year, which is fans, air-conditioners, and outdoor lighting, and that paid off for us in a big way with comps up in the 20s.

Another category that we probably don't talk enough about is Consumables, which is about 30% of our business annually. Sales were above plan for the quarter with comps up in the mid-single digits and increases in all classifications including food, HBC, chemicals, paper, pet, and home organization. This category has the highest penetration of branded closeouts and this team just continues to deliver great value.

Of course, the large home furnishings deal that there was some discussion about three months ago on our last call turned out to be a successful deal for the Company. We estimated that the deal added about 2% to the comps for the quarter and as we sit here today, there is very little of the product remaining in our stores.We get deals all the time. Some are big ones like this and some are small ones and you don't necessarily hear about them, but this is our niche. We're in the closeout business and this is the type of deal that we would like to do more of ,and from an execution standpoint, we have a model that works very well for us. Just to save a little time in the Q&A, this is the extent of the financial information we'll be sharing on this deal.

What we really haven't said much about is that the comps for Q2 were actually driven more by merchandising and store execution than some of you may have thought because our ad spend for the quarter was actually down to last year in TV and in print. Specifically on print, we did run one less ad circular than last year. We were able to execute a 12-page Memorial Day ad which did slightly more volume than two four-page ads that ran around Memorial Day a year ago.

On a regional basis, our performance was strongest in the Northeast and Southern regions with the Western region lagging the Company average, as it had the fewest number of stores benefiting from the large home furnishings closeout deal in the quarter.

Shifting from comps to inventory management, our inventories are very clean and lean to start the third quarter. We ended the second quarter down $105 million or 11% per store compared to a year ago. Now that's a big number, 11% down, and we have a couple of areas that may look a little light in the stores, but I want you to know we have plenty of inventory to drive the comps we are forecasting for the balance of the year. In fact, the in-store inventory which is what customers see is really only down about 3 to 4%, but our DCs are down significantly due to the better flow strategies and record productivity by our DC teams. We believe that given the uncertainties in the macro environment and struggles in certain areas of retail, it made good business sense to challenge our merchants to remain fluid and hold back more open to buy for deals, particularly in certain areas of the businesses like toys, home, and some of our play 'n wear departments, where we're not particularly satisfied with our recent performance. So we're ready to pounce on deals as they become available and we believe they will over the next few weeks.

Moving away from the quarter, I want to update you on a couple of strategic initiatives of interest. First, we continue to make progress on our store retrofit program in Q2. At the beginning of the year I think we identified about 70 stores that were predominantly high volume and small square footage locations, principally in California. The purpose of the retrofit was to get more merchandise out on the selling floor and better allocate square footage to key categories. In approximately half of these stores, we're creating enough space to move to a full-sized furniture department from a partial department of principally RTA. I visited a number of these stores personally in California in the last couple of weeks, and I have to tell you the stores' business was solid. We learned a lot on how to execute the retrofit and I left there feeling that we accomplished what we had set out to do. The program for this year will be completed in the next few days and we'll evaluate the financial impact over the balance of this year, but my gut tells me that this will be a program that will continue into 2008 and potentially further, which is very encouraging.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Also from a strategic point of view, the rollout of our new point of sale register system is moving forward very well. By the end of this month, we'll have the new system up and running in about 475 stores. By the end of Q3, we should be up and running in around 700 stores with the balance of the chain to be completed in 2008. You'll remember from our last call that this is a system that was tested during the fall last year and we're looking forward to the capabilities it will provide to the business in 2008 and beyond. Now I'm going to turn it over to Joe to speak to some of the dollars and cents. Joe?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Good morning, everyone. For the second quarter of fiscal 2007, we reported income from continuing operations of $22.1 million or $0.21 per diluted share compared to income from continuing operations of $4.7 million or $0.04 per diluted share a year ago.

Our Q2 result of $0.21 per share was ahead of our guidance of $0.07 to $0.10 per share. If you were looking at the midpoint of our communicated guidance, the favorability was approximately $0.12 and resulted from:

First higher sales contributed an extra $0.04 to $0.05 as comps came in at 5.2% versus our original guidance of 2 to 4%. The remaining $0.07 to $0.08 of favorability was SG&A related and resulted from:

First, continued operating efficiencies in both stores and distribution centers.From a stores perspective, payroll continues to be well managed and our merchant and planning teams are helping to improve our store productivity. Merchandise initiatives like "raise the ring" and "one touch" or delivering more floor-ready merchandise are having a very positive impact in our stores. "Raise the ring" is key and unless you're inside our business, I'm not sure that you can understand the significance. If per store dollar inventories are down year over year and average item retail is up, then the number of units is down even more than the inventory dollars. That's just the math, and the store managers and DC directors deal in units or cartons. It goes a long way in helping them run a more efficient store or building. Additionally, today nearly 50% of our goods come preticketed and ready to go straight to the floor. This is up from about 45% a year ago.

Also, from an operational perspective, our distribution and transportation performance was better than anticipated. Our DC productivity was at record highs for Q2 and we are starting to see benefits from our transportation initiatives a little earlier than originally anticipated.

Next, part of the SG&A favorability stems from health care and insurance-related costs. Again, this is one of our strategic initiatives and our experience in Q2 was better than anticipated. Since changing health care providers at the beginning of the year, we've been encouraged by claim trends and the higher discounts we have achieved. Finally, the business flexed very well and as sales exceeded plan, we needed very little incremental payroll dollars in order to execute.

Sales for the second quarter were $1.085 billion, an increase of 2.7% over the prior year, and as mentioned, comparable store sales increased 5.2%. The strength of the comp continues to be driven through the average basket and our "raise the ring" strategy.

Looking at the P&L, gross margin dollars increased 5% per store. As anticipated, the second quarter rate of 38.8% was slightly lower than last year's rate of 39.0% due to certain promotions as well as a slight shift in mix towards lower margin categories.

SG&A dollars per store were down approximately 2% as the SG&A rate of 35.7% was 260 basis points better than last year.Along with the natural leverage impact of a 5.2% comp, leverage for the quarter was achieved primarily through operational efficiencies in store payroll and distribution and transportation, lower insurance and occupancy-related costs, and a lower advertising spend in both print and TV during the quarter. These efficiencies were partially offset by higher bonus expense based on the overall profitability of the quarter.

Net interest income was $1.5 million for the quarter, a $0.8 million improvement compared to last year due to the company's improved operating performance and inventory management, partially offset by the use of cash to opportunistically repurchase stock during the quarter.

Our tax rate for the second quarter of fiscal 2007 was 36.6%, which was within our annual range of 36 to 39% and benefited from certain settlement-related activity. As we have mentioned on our last two conference calls, the adoption of FIN 48 can result in more quarter to quarter variance in our tax rate going forward.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Turning to the balance sheet, our total inventory ended the quarter at $714 million, down $105 million or 13% compared to last year. The decline in inventory is attributed to lower store count and an 11% decrease in inventory on a per store basis. Inventory per store was down to last year in all major merchandising categories, with the exception of Seasonal, where, as Steve mentioned earlier, we plan to carry higher inventory to take advantage of sales opportunities we missed last year through Labor Day.

We ended the second quarter with total cash and investments of $109 million, compared to last year when our cash was minimal and we were in our revolver for about $31 million. Cash flow, which we define as cash provided by operating activities less cash used in investing activities was $87 million for the second quarter compared to $5 million of cash outflows last year. The variance to the prior year is a function of, first, Q2 net income was $19 million above last year. The balance of the variance is from lower inventory levels and higher AP leverage. As Steve mentioned, part of the inventory variance is related to keeping open to buy and part of the variance is timing related as we planned to flow goods differently year over year.

Capital expenditures totaled $11.8 million for the second quarter, up $2.7 million to the second quarter of last year. The increase is primarily due to our new POS rollout and store retrofit activity in approximately 70 stores. Depreciation expense for the quarter was $21.8 million or $3.1 million lower than last year.

During the second quarter, we opened one store and closed eight stores, leaving us with 1369 stores and total selling square footage of 29.2 million at the end of the second quarter. For the year, we continue to estimate a net store count reduction of approximately 35 to 40 stores.

In regards to our 2007 share repurchase program, during the second quarter of fiscal 2007, we purchased 7.5 million shares in open market transactions at a cost of $215 million at a weighted average price of $28.74. Year-to-date, we have repurchased $329 million of the $600 million authorized by our Board. $100 million under a guaranteed share repurchase or GSR program and $229 million through opportunistic repurchases. Although our GSR will not settle until the fourth quarter, if we were to assume it had settled at the end of Q2, our total number of shares repurchased would have been $11.1 million or approximately 10% of our outstanding shares. We have $271 million remaining under our current share repurchase program as of the end of the second quarter and we will continue to closely monitor the market and our share price in an effort to make the best use of our cash.

Moving on to guidance, for the third quarter comp sales are estimated to increase in the range of 1 to 3%. This guidance is on top of our best comp of the year last year when we comped 5.8% and benefited from a large drugstore liquidation deal. Q3 earnings are estimated to be in the range of $0.09 to $0.13 per diluted share compared to $0.02 per diluted share last year. As a reminder, the third quarter of fiscal 2006 included litigation charges totaling $0.05 per diluted share. We expect the gross margin rate to be flattish, with continued SG&A leverage driving the operating profit growth. Leverage drivers that have occurred in the first half of the year are expected to continue in Q3, recognizing that the amount of leverage will vary given our 1 to 3% comp guidance versus the 5% comp experienced in Q1 and Q2.

For the fourth quarter, comps are planned up in the 1 to 3% range. We expect Q4 operating margin improvement from last year from continued SG&A leverage with the gross margin rate up slightly to last year. Given these assumptions along with a lower share count due to second quarter share repurchase activity, we estimate income from continuing operations to be in the range of $0.87 to $0.92 per diluted share compared to $0.83 per diluted share last year. As a reminder, the fourth quarter of fiscal 2006 included incremental earnings of approximately $0.05 per diluted share related to the extra week included in the retail calendar during fiscal 2006.

In our press release today, we increased our guidance for the full year and now expect EPS from continuing operations to be in the range of $1.43 to $1.48 per diluted share. This revised guidance represents a 42 to 47% increase over last year's income from continuing operations of $1.01 per diluted share. The increase in EPS is the result of the strength of Q2 operating results, current favorable expense trends, and a lower share count due to the significant amount of share repurchase activity that occurred in Q2. For the full year, our comparable store sales guidance remains unchanged at 3 to 4%. We are estimating 150 to 170 basis points of operating profit expansion, assuming a flat gross margin rate and leverage in SG&A.

As a result of the share repurchase activity in Q2, we have lowered our net interest income forecast to $6 million for the year.

Based on the first two quarter's activity and what is expected to occur for the balance of the year, we now expect the tax rate for the year to be in the range of 37 to 38%, or right in the middle of our prior guidance of 36 to 39%.

For modeling purposes only, assuming no additional share repurchase activity for the balance of the year, we would estimate the number of weighted average diluted shares to be approximately 106 million for the year, below our prior guidance of 110 million to 111 million. This change, driven by the repurchase activity in the second quarter contributed about $0.05 to the revised EPS guidance for the year that we announced today. However, I want to emphasize we have $271 million of remaining authorization under our current share repurchase program and have the flexibility to invest as little or as much of this as we deem appropriate over the balance of the year.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Given record inventory turnover for the first half of 2007 and our current inventory position, we now expect inventory turnover of approximately 3.6 times for the year. Further, we now expect to generate $240 million of cash flow, up from prior guidance of $190 million.

We have lowered our CapEx guidance for the year to $65 million to $70 million, down from $70 million to $75 million. This change is the result of slightly lower than anticipated costs associated with our new POS rollout, along with a revised estimate of approximately seven new stores this year compared to our original plan of 10 to 15. Accordingly, we now estimate depreciation expense of approximately $90 million for the year. Steve?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

I want to make one more comment before we get into the Q&A. During these calls, investors or analysts typically make comments and ask questions, sometimes supportive and sometimes they are contrary. But there's another audience that's very important that listens to these calls and that's our team of associates. From the executive team and its drafting of the WIN strategy back in the fall of '05 to the team of nearly 40,000 associates who have executed it beyond our expectations, I want to say job well done. We're further along than any of us, including myself, thought that we would have been at this point.

Over the last two years, we've made some very difficult and sometimes unpopular decisions, but never waivered or looked back. I wouldn't be surprised if we don't get some questions shortly on some mercurial topics like new stores or why isn't this metric higher or this one lower, but please remember this. In 2007, we now expect EPS to be 5 times what it was in 2004 before we got started. Based on our guidance, sales per square foot will be at the highest level ever at over $160 per foot this year. Gross margin dollars per foot are forecasted to be at a record high for this business.SG&A as a percent of sales is expected to be at a level that this business has not seen in ten years. And inventory turnover for this year of 3.6 times, which is our updated guidance, is nearly 20% higher than before we began our work. We've generated over $575 million in cash flow in the last 24 months and we've repurchased over $475 million worth of company stock and those of us who are running the business know that we're still making our business better. In March we outlined our long-term growth plan. We have a number of initiatives identified to continue to expand the operating profit rate of this business and ultimately drive higher EPS. So to the team that's out there listening to this call, great job. We're far from done and stay focused on the prize.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks, Steve. At this time we would like to go ahead and open up the lines for Q&A.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Are we seeing any questions at this time?

Operator

 Yes. Hold on just a moment, please. Our first question is from the line of David Mann at Johnson Rice.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst
 Good morning. Nice job, guys.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

David Mann - Johnson Rice - Analyst

In terms of the comments you made on gross margin, when we look at the back half of the year, the sequential improvement you're looking for, can you just dive down a little deeper in terms of how you expect, perhaps, your promotional cadence and the mix to affect that or any other factors in terms of that improvement?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well, David, from a promotional cadence, I don't think you're going to see anything significantly different from an expense standpoint than last year. Other than I will tell you we have some real surprisingly powerful plans from a marketing standpoint, particularly media. There is going to be a shift and I'll give you two seconds on it. We're going to be spending the same amount of money. Because of the efficiencies we've been able to get from the paper part of the preprints we've been able to take that savings, still run the same amount of pages and preprints that we ran last year and put additional money, that savings into media, television particularly. And I think you'll recall last year, we were real pleased with our performance last year when it came to television and the message we were able to send across to the customer base that we have out there and hopefully to some new customers. We made a change recently in the last 30 days in our advertising agency for the first time in many, many years in the Company because we felt it was rightly the time to move on to something a little bit different. We are really excited about the ideas that we have for media for the fourth quarter in particular, but to say the least I'm not going to share any of it with you right now other than to say that we think it's really different, it's really unique, it will continue to drive home what Big Lots is all about and the great brand names and savings that we offer. So from that perspective.

From a margin perspective, it's really going to be driven by the fact that initial markup continues to really be solid. Particularly because of the Global Sourcing program and we're almost 12 months into that right now. Of course, we have big plans in the second half for our Seasonal business that traditionally is higher margin businesses. We're real excited about the Seasonal business and what's been put together and that's on top of what we consider to be a real solid first Christmas last year and a very solid spring and summer season this year. Initial reaction to fall, particularly Halloween, has been good. We're real excited about it and I'm absolutely elated with the Trim a Tree program that I think you're going to see in the stores shortly and how we're going to be able to drive that. Clearly, if those programs are good, I think the gross margin will be driven by probably a reduction of markdowns versus last year.

Joe Cooper - Big Lots, Inc. - SVP, CFO

Just tagging on, the freight initiative that really kicked in the end of the second quarter will certainly add some benefit to the gross margin in the back. And remember, from the standpoint of the markdown rate, we did exit our old mattress program in the back half of last year when we started delivering Serta. And also there were some markdowns in Home, Toys, and Apparel. So we do expect the markdown rate to benefit to Steve's point.

David Mann - Johnson Rice - Analyst

In terms of the open to buy that you have, can you just give some comment after you've seen such success with the Pier 1 deal and the Osco deal last year, what's the prospect out there in terms of larger deals or the breadth of more medium-sized deals as you're looking right now?

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I would tell you a couple of things. First and foremost, you know we don't comment on our deals because that's our business and we would never do that. We held back open to buy dollars probably a little bit more going into the third quarter than last year because of what we continue to hear out there in the way of problems with the economy and at least a lot of other retailers have stated that they're very, very concerned about it.

I would tell you only this and admit to this, deals are vibrant. I would tell you in the last couple or three weeks in particular they are at a higher level than we have seen, and that's a pretty high level. Our anticipation is that as most people get through back to school and get well into the third quarter and start thinking about the fourth quarter, we will be able to see even more deals. Some of them are small, some of them are medium-sized and I'd probably put a handle more on a lot of medium-sized deals. To me that's in the multimillions because that's effectively what's important. They are across all aspects of our business and probably a secret I shouldn't give away, coming from all areas of other retail economics that we didn't see before. What I mean by that is not just certain segments of the business, but maybe even department stores and higher-end retailers that we never saw before.

David Mann - Johnson Rice - Analyst

Very good. Thank you. Congratulations.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks.

Operator

Our next question comes from the line of Charles Grom from JPMorgan.

Matt Boss - JPMorgan - Analyst

Yes, good morning. This is actually Matt Boss filling in for Chuck Grom. Got a couple of questions. First, could you provide us with some additional detail regarding SG&A performance in the quarter? Was hoping maybe you could break down the benefits achieved from lower insurance, DC efficiencies, advertising, fixed cost leverage in terms of the benefits we can expect going forward from each of these. Also, which factors most came in above your expectations?

Joe Cooper - Big Lots, Inc. - SVP, CFO

This is Joe, Matt. We're not going to provide that level of detail. What we will provide are the components of that, but as far as prioritizing or quantifying, we're not going to provide that. We will say that the benefits that you just outlined as we mentioned in the call, we do expect to continue through the back half of the year.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Matt, this is Tim. I would add on there to Joe's point, a couple of the items that we mentioned -- that you mentioned specifically, we do quantify in the Q, like advertising costs, for instance. That will be in the Q. I think it's fair to say now that the number this year was about 20 million versus about 25 million last year. Again, as Steve mentioned, we pulled back a little bit on TV and we did run one less preprint year over year. Now, if you'll remember, we had about the exact same dynamic going the other way in first quarter. It's just how we've planned the business and how we're executing it that really looks at the variance to last year. The distribution and transportation costs we also quantify separately in the Q and you'll see that and that was about in the neighborhood of, say 50 to 60 basis points of the leverage as was advertising.

The balance of the leverage that we continued to see in the business, and I would go on to say that we forecasted for the rest of the year, is coming from areas like store payroll, like our new insurance program. The move to Anthem has been a good thing for the business and those types of things. What we've experienced in the first half, we've done our best job to try to forecast for the back half.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Matt Boss - JPMorgan - Analyst

Okay. That's very helpful. Second question. Given the margin assumptions that Joe walked through in terms of the second half guidance, it now appears that gross profit is going to be down on a full-year basis as opposed to flat that you guys had previously forecasted. Could you just list some of the factors driving this revision and what are you guys seeing in terms of a mix perspective now versus what are you looking for going forward?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Actually, we did not revise the gross margin guidance, Matt. What we said, we are about 40 basis points down year-to-date. What we're talking about is flat in the third quarter and up in the fourth and flat for the year. So there was no revision.

Matt Boss - JPMorgan - Analyst

Could you provide us with some of the details in the fourth quarter in terms of the gross profit increase?

Joe Cooper - Big Lots, Inc. - SVP, CFO

Well, we didn't provide by quarter, but that's essentially what we just answered for David Mann.

Matt Boss - JPMorgan - Analyst

Okay.

Joe Cooper - Big Lots, Inc. - SVP, CFO

On the gross margin. The components of that.

Matt Boss - JPMorgan - Analyst

Okay. Thank you.

Joe Cooper - Big Lots, Inc. - SVP, CFO

We can walk you back through that again later, Matt, if you would like. Be glad to.

Operator

All right. Our next question comes from the line of Mitch Kaiser from Piper Jaffray. Go ahead.

Mitch Kaiser - Piper Jaffray - Analyst

Good morning, guys. Nice quarter. Congrats.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you, Mitch.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Mitch.

Mitch Kaiser - Piper Jaffray - Analyst

I was wondering, you talked about some of the categories that showed really strong performance, Seasonal, Furniture, Hardlines, Consumables. Can you talk us through some that underperformed a little bit relative to the 5.2% comp that you posted?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes. I think I mentioned that before. We were less focused and working very hard on the Play 'n Wear division, which to you is predominantly the toy part of the business and I don't know if that's a surprise and we're clearly holding back and being reserved. Kind of expected a lot more questions on the toy issue with what's going on nationally worldwide in the last couple of weeks. We didn't get hurt all that bad and we had some goods that had to get returned but more on an open to buy standpoint, some goods that were on order. But it really won't dramatically effect the business.

The question I have in my mind, is how is the consumer going to respond to toys in general between now and the end of the year with the bad taste they may have in their mouth. We have more branded goods there than we've ever had before and we're getting offered better deals. My assumption is by holding back some of that open to buy, with what's going on, there may be even some better deals coming forward still. Remember, we're only at the end of August here. We've gotten deals as late as October 1 and November and been able to react to them still for the fourth quarter, as we did last year. We're waiting in the wings for some of these big things to happen. We haven't been happy with that business. We think we were slightly unfocused and we think we've got a better plan for the second half of the year there.

The Play 'n Wear division, there's a couple elements of that and we've worked really hard on that. I'm more encouraged about the fact that the performance hasn't been good, but I think we have a good plan for our third and particularly fourth quarter and that revolves mostly in two areas of the business. One's the jewelry and accessory part of the business and we really have revised that part of the business and you're going to be seeing a lot better quality and value prices in our stores. In fact, you may see some of it right now and you're going to see much more vibrancy in that category going into the end of the third quarter and the fourth quarter, so we're excited about that. Something that we call lingerie, which is kind of a misnomer, because it includes a lot of different things. We've been very getting some very high-end department store and mid-line department store things that have positively affected the business in the last 30 days, particularly at back-to-school, that's given me cause to believe that we're on the right track at fixing that part of the business.

The last part of the business that I would agree that none of us have been happy about, because it's a business we've driven pretty successfully is the Home parts of the business. That's broken down into two areas. The domestics, or linens and domestics part of the business has always been relatively strong and it continues to outpace the balance of the Home businesses and there are some fabulous deals that we've got planned for the third and fourth quarter in particular, branded deals, probably better than ever before. Consistent with what I think I've been saying all along. We're getting better and better deals, more branded, higher-end type goods and we like that higher price point.

The part of the business that we struggled in is the home decors and housewares part of the business and we've got a new team in there that is really focused and is committed to executing a plan for the fourth quarter and I feel good about what progress they've made so far and I'm going to feel even better as we get closer as some of the deals continue to come our way. We've seen a lot more deals recently in that part of the business. So we were unfocused. I never make excuses for our businesses that lag. Our folks know it. They're less focused than the guys who are executing the strategy, but we're back on track and I think those businesses will be a lot better.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

I would also add on there, I know you follow our ad circulars very closely. The categories that we really identified and went aggressive on the front page were some of the categories that outperformed too. To a certain extent, they got a lot of the really prime real estate and focus of our marketing programs as well, rather than some of these other categories that Steve had mentioned.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

Mitch Kaiser - Piper Jaffray - Analyst

Could you talk a little bit about what you're seeing on the electronics category area, specifically with TV? There's a lot of concern with the price points coming down and the supply issues on the electronic side. Are you seeing nice open to buys there and if so, what types of brands are you getting?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I absolutely am not going to give you that, Mitch, and you well know that. I would say that you hit the nail on the head though. I think there's a lot of chaos going on in that industry and has been and I think we actually identified that in January when we came out of the electronics show. I think what is happening very recently and I mean within the last seven to ten days, there's a lot of deals popping up that we weren't sure if we were going to be capable of getting. But remember, as I said to you before, a number of deals came to us very late last year. Most of those deals, quite honestly, were electronics and we still anticipate that we're going to have some great value and some brand names as we always deliver in electronics going into the third and particularly the fourth quarter?

Mitch Kaiser - Piper Jaffray - Analyst

Would you be willing to comment on where they're coming from and what type of brands you're getting?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Of course not.

Mitch Kaiser - Piper Jaffray - Analyst

Please? No, okay. Thanks, guys. Congrats.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

I guess at this time, we're seeing no more hands up in the queue. We'd like to go ahead and end the conference call. We'd like to thank everybody for the participation and we look forward to talking to you at the end of November. Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by visiting this link, HTTP://REG.linkconferencecall.com/digitalplaybackregistration.aspx?recid=5678. Ladies and gentlemen, this concludes today's presentation. Thank you for your presentation. You may now disconnect.

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FINAL TRANSCRIPT
Aug. 29. 2007 / 8:00AM ET, BIG - Q2 2007 Big Lots, Inc. Earnings Conference Call

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